Exhibit 10.1

C. TIMOTHY WHITE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of September 30, 2005 by and between MERITAGE HOMES CORPORATION, a Maryland corporation (the “Company”) and C. Timothy White, an individual (“Executive”).

RECITALS

WHEREAS, the Company desires to employ C. Timothy White as its Executive Vice President and General Counsel, and Executive desires to provide services to the Company, in accordance with the terms, conditions and provisions of this Agreement;

NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree as follows:

1.             Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Executive Vice President and General Counsel of the Company, and Executive agrees to diligently perform the duties associated with such positions.  Executive will report directly to the Co-Chairman and Co-Chief Executive Officers.  Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to its senior management executives.

2.             Term.  Executive will be employed under this Agreement until December 31, 2007, unless Executive’s employment is terminated earlier pursuant to Section 6.  The Agreement will renew for additional one year periods (the “Renewal Term(s)”), unless on or before February 15, 2007 (or February 15 of any Renewal Term), either Executive or the Company notifies the other in writing that it wishes to terminate employment under this Agreement at the end of the term then in effect.

3.             Salary.  The Company will pay Executive a base salary (the “Base Salary”) at the annual rate of $500,000.  The Base Salary will increase 5% on January 1, 2007 and on January 1 of each Renewal Term thereafter.  The Base Salary will be payable in accordance with the payroll practices of the Company in effect from time to time.  The Base Salary may be raised, but not lowered, without Executive’s consent.

4.             Incentive Compensation.

                A.            Bonus.

                Executive will be entitled to incentive compensation as specified in Exhibit A hereto (the “Bonus”).  The Bonus will be due and payable in accordance with Exhibit A.

                B.            Stock Options.

                During this Agreement, commencing in 2005, the Company annually shall grant the Executive options to acquire 15,000 shares (or equivalent consideration at the discretion of the Board of Directors).  The 2005 options will have an exercise price equal to the share price at the close of trading on August 29, 2005.  The options granted after 2005 will have an exercise price equal to the fair market value on the date of grant as defined under the relevant plan.  Subject to the provisions hereof and Executive’s Change of Control Agreement, the options will be on the same terms and conditions as other standard option grants to other executives of the Company.

5.             Executive Benefits.  During the term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses.  The Company will also provide to Executive during the term of this Agreement a $1,200 per month auto allowance, $3,000,000 in term life insurance (or reimbursement for the premiums paid by Executive for such policy), disability insurance with monthly benefits of $20,000 in the event of Executive’s total disability (or reimbursement for the premiums paid by Executive for such policy), and such other fringe benefits and other Executive benefits as are regularly provided by the Company to its senior management (e.g., health and life insurance, four weeks of annual paid vacation (7 days in 2005), etc.); provided, however, that nothing herein shall preclude the Company from amending or terminating any such other employee or general executive benefit plans or programs.

6.             Termination.

A.                                  Voluntary Resignation by Executive (With Good Reason) or Termination Without Cause by the Company.

(1)           If Executive voluntarily terminates his employment with the Company with Good Reason, or if the Company terminates Executive without Cause or if the Company fails at any time to renew this Agreement as set forth in Section 2, (i) the Company will be obligated to pay Executive’s Base Salary through the Date of Termination; (ii) the Company will be obligated to pay any unpaid bonus for the previous year, if any, and a pro rated amount of Executive’s bonus for the year in which the Date of Termination occurs; (iii) the Company shall pay a severance payment to Executive in an amount equal to 200% of Executive’s base salary and 200% of Executive’s bonus for the previous fiscal year (the “Severance Payment”) provided that if a Severance Payment is required before December 31, 2006, then the bonus component of the Severance Payment shall be calculated based upon Exhibit A and assuming an EBITDA figure of $500 million; and (iv) the Company shall pay Executive’s COBRA premiums for the maximum period that the Company is required to offer COBRA coverage as a matter of law.  The amounts payable to Executive pursuant to Section 6A(1)(i) and 6A(1)(ii) shall be paid to Executive by check within 15 days of the Date of Termination.  The Severance Payment shall be paid to Executive by check within 15 days of the Waiver Deadline (as defined below) unless Executive makes a Severance Payment/Restrictive Covenant Waiver (as defined below).  Notwithstanding any provisions contained in this Agreement, Executive shall have until the sixtieth (60th) day following the Date of Termination (the “Waiver Deadline”) to elect to waive the right to receive the Severance Payment in consideration for the deletion of the Restrictive Covenant contained in Section 7A of this Agreement (a “Severance Payment/ Restrictive Covenant Waiver”).  A

Severance Payment/Restrictive Covenant Waiver shall be made by Executive providing the Company with written notice thereof on or before the Waiver Deadline.  If Executive timely makes a Severance Payment/Restrictive Covenant Waiver, Executive will not be entitled to receive the Severance Payment and the Restrictive Covenant contained in Section 7A shall be deemed null and void.  If Executive fails to make a Severance Payment/Restrictive Covenant Waiver on or before the Waiver Deadline, Executive shall be deemed to have elected to receive the Severance Payment and to be bound by the Restrictive Covenant contained in Section 7A.  Executive’s eligibility for the Severance Payment under this Section is expressly conditioned upon his compliance with the restrictions set forth in Section 7A of this Agreement.  If Executive engages in conduct that violates Section 7A of this Agreement, then he will be conclusively deemed to have elected not to receive the Severance Payment compensation under this Section of this Agreement.  If Executive, after receiving the Severance Payment engages in conduct that violates Section 7A of this Agreement, then he will be obligated to remit the Severance Payment to the Company.

(2)           Upon termination of Executive’s employment pursuant to this Section 6A, any options previously granted to Executive shall accelerate and automatically vest as if Executive remained employed by the Company.

B.            Termination upon Death or Disability.  If Executive’s employment is terminated as a result of Executive’s death or Disability, then the Company will be obligated to pay (i) Executive’s then current Base Salary through the Date of Termination, (ii) any unpaid bonus for the previous year and a pro rated amount of Executive’s Bonus for the year in which the Date of Termination occurs, which amount shall be payable at the time set forth in Exhibit A, and (iii) Executive’s COBRA premiums for the period that the Company is required to offer COBRA coverage as a matter of law.  In addition, upon such a termination, the Executive’s options granted shall accelerate and become vested without further action and, to the extent permitted under the plan’s governing documents, Executive (or his heirs or estate) shall have a period of one year from the Date of Termination to exercise such options.

C.                                    Voluntary Termination by Executive (Without Good Reason) or Termination for Cause by the Company.

(1)           If the Executive resigns without Good Reason, it being understood that Executive shall have the right to do so at any time, or if the Company discharges Executive for Cause, then the Company will be obligated to pay Executive’s Base Salary through the Date of Termination and any unpaid bonus for the previous year and no bonus will be payable with respect to the year in which the Date of Termination occurs.  Such amounts shall be payable to Executive within 15 days of the Date of Termination.

D.            Definitions.  For purposes of this Agreement:

(1)           “Cause” and “Good Reason” shall have the meanings ascribed to them in the C. Timothy White Change of Control Agreement (the “Change of Control Agreement”), effective as of September 30, 2005.

(2)           “Date of Termination” shall mean (i) if this Agreement is terminated as a result of Executive’s death, the date of Executive’s death, (ii) if this Agreement is terminated by Executive, the date on which he notifies the Company in writing, (iii) if this Agreement is terminated by the Company for Disability, the date a notice of termination is given, (iv) if this Agreement is terminated by the Company for Cause, the date a notice of termination is given to Executive by the Company, or (v) if this Agreement is terminated by the Company without Cause, the date notice of termination is given to Executive by the Company, and

(3)           “Disability” shall mean a disability that results in Executive being medically unable to fulfill his duties under this Agreement for six consecutive months.

E.             Procedures for Notices of Termination.  The procedures set forth in Section 10 (a), (b) and (d) of the Change of Control Agreement shall apply under this Agreement in connection with a notice of termination as to the kind of termination events described in those subsections.

7.             Restrictive Covenant.

A.            Subject to the provisions of Section 6, above, Executive hereby covenants and agrees that with respect to a termination of Executive’s employment which entitles Executive to receive the Severance Payment, Executive will not, for a period of six months from the Date of  Termination, engage, directly or indirectly, either as an employee, consultant or independent contractor, or agent, or in any other manner participate in the ownership, management, operation, or control of any publicly traded homebuilding company, which is competitive with the products offered or sold by Company or its subsidiaries within any county in which Company or its subsidiaries do business.  This restrictive covenant will not in any way restrict Executive from activities related in any way to the private practice of law, including, without limitation, representation by Executive, as outside counsel of homebuilding companies.

B.            Following the termination of Executive’s employment pursuant to Section 6C, and subject to the provisions of Section 6, above, Executive hereby covenants and agrees that for a period of one year from the Date of Termination, Executive will not directly or indirectly solicit for employment or hire (whether as an employee, consultant, independent contractor, or otherwise) either any person who is an employee, independent contractor or the like of the Company or any of its subsidiaries, or any person who was an employee of the Company during Executive’s final year of employment with the Company, unless Company gives its advance written consent to such employment or offer of employment. Subject to the provisions of Section 6, above, the covenants set forth in this Section shall begin as of the date hereof and will survive the termination of employment under Section 6.

8.             Non-Disclosure of Confidential Information.

A.            It is understood that in the course of Executive’s employment with Company, Executive will become acquainted with Company Confidential Information (as defined below).  Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company.  Accordingly, Executive agrees that he will not, disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information, except as Executive’s duties may specifically require, without the express written consent of the Company, during Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally disclosed or known, or readily ascertainable by proper means by persons unrelated to the Company.

B.            Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

C.            Executive hereby agrees that the period of time provided for in this Section 8 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive.  Executive further agrees that damages cannot compensate the Company in the event of a violation of this Section 8 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns.  Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of this Section 8 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law.  Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity.  No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof.  The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

D.            “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following:  (1) customer lists and customer information as compiled by Company; (2) Company’s internal practices and procedures; (3) Company’s financial condition and financial results of operation; (4) supply of materials information, including sources and costs, designs, information on land and lot inventories, and current and prospective projects; (5) strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; (6) all other information which Executive has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) all information having independent economic value to Company that is not generally disclosed or known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use.  Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential Information”: (i) the general skills of the Executive as an attorney or an experienced real estate and homebuilding senior management level employee; (ii) information generally known by senior management executives within the homebuilding and/or land development industry; (iii) persons, entities, contacts or relationships of Executive that predate this Agreement or that are also generally known in the industry; and (iv) information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

9.             Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

10.           Assignment by Company.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder.  Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

11.           Entire Agreement.  This Agreement, the Change of Control Agreement with Executive, and any agreements concerning stock options or other benefits, embody the complete agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof.  This Agreement may be amended only in writing executed by the Company and Executive.

12.           Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

13.           Notice.  Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Parent or Company:	Meritage Homes Corporation
8501 E. Princess Drive, Suite 290
Scottsdale, Arizona 85255
Attention: Chief Executive Officer

with a copy to:	Gallagher & Kennedy, P.A.
2575 E. Camelback Road, Suite 1100 Phoenix, Arizona 85016-9225 Phone: (602) 530-8407 Fax: (602) 530-8500 Attention: Jay A. Zweig

if to Executive:	C. Timothy White 5515 E. Arcadia Lane Phoenix, Arizona 85018 Phone: (602) 952-2212

14.           Arbitration.  Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”).  Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Executive.  All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators.  If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s).  The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act.  The arbitrator(s) shall award damages, reasonable attorneys’ fees and costs to the prevailing party.  The arbitration award shall be in writing and shall include a statement of the reasons for the award.  The arbitration shall be held in the Phoenix, Arizona metropolitan area.  The only exception is that the Company may proceed in any court of competent jurisdiction to obtain equitable relief under Sections 7 and 8 of this Agreement, but any claim for monetary damages thereunder is subject to binding arbitration.

15.           Withholding; Release; No Duplication of Benefits.  All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.  The Company’s obligation to make any post-termination payments hereunder (other than salary and bonus payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of a mutually agreeable release, and compliance by Executive with the covenants set forth in Sections 7 and 8 hereof.  If there is any conflict between the provisions of the Change of Control Agreement and this Agreement, such conflict shall be resolved so as to provide the greater benefit to Executive.  However, in order to avoid duplication of any monetary benefits, any payments or benefits due under Executive’s Change of Control Agreement, will be reduced by any payments or benefits (not including salary and bonus payments) provided in Section 6 hereunder.

16.           Successors and Assigns.  This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees.  Nothing herein shall be construed to provide any right to any other entity or individual.

17.           Related Party Transactions.  Executive may not engage in any related party transactions with the Company unless approved in the specific instance by the Audit Committee of the Board of Directors of Meritage Corporation.

AGREED to this 30th day of September, 2005 by:

MERITAGE HOMES CORPORATION, a Maryland corporation

By:	/s/ Steven J Hilton
Name:	Steven J Hilton
Title:	Co-Chairman and CEO

AGREED to this 30th day of September, 2005 by:

EXECUTIVE: C. TIMOTHY WHITE

/s/ C. Timothy White